Exhibit 99.B(d)(7)

EXHIBIT D7

LETTER AGREEMENT

SSgA Core Edge Equity Fund

Investment Advisory Agreement

August 30, 2007

Ms. Ellen Needham, Managing Director

SSgA Funds Management, Inc.

State Street Financial Center

One Lincoln Street

Boston, Massachusetts  02111-2900

Dear Ellen:

Pursuant to Paragraph 1(b) of the Investment Advisory Agreement between the SSgA Funds and SSgA Funds Management, Inc., dated May 1, 2001, the SSgA Funds advise you that it is creating a new series to be named SSgA Core Edge Equity Fund (the “Fund”), and that the SSgA Funds desire SSgA Funds Management, Inc. to serve as investment advisor with respect to the Fund pursuant to the terms and conditions of the Investment Advisory Agreement.  The Fund will be charged a fee by the Advisor for its investment advisory services, as reflected in the attached Exhibit A.

Notwithstanding anything to the contrary in Paragraph 10(a), the initial term of the Investment Advisory Agreement with respect to the Fund shall be until April 12, 2008.

Please acknowledge your acceptance of acting as advisor to the Fund by executing two copies of this letter agreement in the space provided below and return one to Carla Anderson, Russell Investments—Legal Services, 909 A Street, Tacoma, WA 98402. Please retain one original for your records.

Sincerely,

By:
Mark E. Swanson
Treasurer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

SSgA Funds Management, Inc.

By:
Ellen M. Needham, Managing Director

cc:	Scott Zoltowski, Esq., State Street Global Advisors

EXHIBIT A

Investment Advisory Agreement

August 30, 2007

As consideration for the Advisor’s services to the following Funds, the Advisor shall receive from each of these Funds an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Portfolio’s average daily net assets during the month:

SSgA Money Market Fund	0.25%
SSgA US Government Money Market Fund	0.25%
SSgA S&P 500 Index Fund	0.03%*
SSgA Disciplined Equity Fund	0.25%
SSgA Bond Market Fund	0.30%
SSgA Yield Plus Fund	0.25%
SSgA US Treasury Money Market Fund	0.10%**
SSgA Core Opportunities Fund	0.75%
SSgA Small Cap Fund	0.75%
SSgA Intermediate Fund	0.30%
SSgA Prime Money Market Portfolio	0.10%**
SSgA Emerging Markets Fund	0.75%
SSgA Tax Free Money Market Fund	0.25%
SSgA Tuckerman Active REIT Fund	0.65%
SSgA International Stock Selection Fund	0.75%
SSgA Life Solutions Income and Growth Fund	0.00%
SSgA Life Solutions Balanced Fund	0.00%
SSgA Life Solutions Growth Fund	0.00%
SSgA International Growth Opportunities Fund	0.75%
SSgA High Yield Bond Fund	0.30%
SSgA Aggressive Equity Fund	0.75%
SSgA IAM SHARES Fund	0.25%
SSgA Large Cap Value Fund	0.75%
SSgA Concentrated Growth Opportunities Fund	0.75%
SSgA Directional Core Equity Fund	1.25%
SSgA Enhanced Small Cap Fund	0.45%
SSgA Core Edge Equity Fund	1.25%

*	Only in the event the assets of the Fund are no longer invested in the Master Fund.
**	This fee reflects a contractual waiver until 12/31/2010.